Exhibit 99

SBS Interactive, Co. Receives Purchase Order From Digital Broadcast Corporation

TORONTO, /PRNewswire-FirstCall/ -- SBS Interactive, Co. (OTC Bulletin Board:
SBSS) announced today that Digital Broadcast Corporation ("DBC") has submitted a purchase order for 1000 units of the Company's "duo" hardware. In addition, SBS will supply DBC with content to be broadcast via the DBC delivery system.

"We are extremely excited by broadcaster interest so early in the commercialization process," said Todd Gotlieb, the Company's President. "As their subscribers become more familiar with our technology we expect this test by DBC to lead to much bigger orders."

DBC is an international technology and media company focused on the video delivery market where it continually provides relevant products and services to consumers in United States' markets.

The Company's "duo" (formerly known as Side by Side) technology uses a propriety, patented reverse "blue screen" technology to seamlessly combine virtually any kind of pre recorded or computer generated content with the users' environment. The environment integrates with the content via the fully automated digital camera in the duo set-top box. For optimal effect, this happens in real time.

All statements in this news release that are not statements of historical fact are forward-looking statements, including the statement that the Company expects to receive bigger orders as subscribers become familiar with the Company's technology. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include whether or not the Company's product will perform as expected, whether or not the Company can raise capital when and as it needs it, the Company's ability to create a market for its product, general economic conditions that adversely effect spending, the development of competitive products that may perform better or be less costly than the Company's product, and other factors over which the Company has no control. SBS Interactive, Co. assumes no obligation to update these forward-looking statements, and does not intend to do so.

Michael Bronstine for SBS Interactive at (416) 223-9293.